Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

Crawford & Company Announces Authorization of Share Repurchase Program

ATLANTA (May 14, 2012) — Crawford & Company (NYSE: CRDA; CRDB), the world’s largest independent provider of claims management solutions, today announced that its Board of Directors has authorized the Company to undertake a share repurchase program under which it may repurchase up to 2 million shares of its common stock over the next three years.

The authorization does not obligate Crawford to acquire any stock, and purchases may be commenced or suspended at any time based on market conditions and other factors that the Company deems appropriate.

“We analyzed various financial factors and the Board determined it was appropriate to authorize a share repurchase program,” said Jeffrey T. Bowman, Crawford president and chief executive officer. “We believe our shares are trading at prices below their intrinsic value, and we view a repurchase program as an effective use of cash to enhance shareholder value.”

Under the repurchase program, which replaces Crawford’s prior program, repurchases may be made in open market or privately negotiated transactions at such times and for such prices as management deems appropriate, subject to applicable regulatory guidelines.

About Crawford

Based in Atlanta, Ga., Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to the risk management and insurance industry as well as self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford System of Claims SolutionsSM offers comprehensive, integrated claims services, business process outsourcing and consulting

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services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal settlement administration. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.

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For more information, please contact:

Stephanie Zercher, PR director

404.300.1908 (office)

954.401.0230 (cell)

stephanie_zercher@us.crawco.com